                                                                   Exhibit (8)-2

                    [Simpson Thacher & Bartlett letterhead]


                                August 22, 1997


     Re: Joint Proxy Statement of LG&E Energy Corp. and KU Energy Corporation and Prospectus of LG&E Energy Corp.


LG&E Energy Corp.
220 West Main Street
Louisville, Kentucky 40202

Ladies and Gentlemen:

     We have acted as counsel to LG&E Energy Corp. ("LG&E Energy") in connection with the Joint Proxy Statement/Prospectus of LG&E Energy and KU Energy Corporation ("KU Energy") (the "Joint Proxy Statement/Prospectus") constituting a part of the Registration Statement on Form S-4 of LG&E Energy (the "Registration Statement") to which this opinion appears as an exhibit. Unless otherwise indicated, any defined term used herein shall have the same meaning as in the Joint Proxy Statement/Prospectus.

     If the Merger is effected on a factual basis different from that contemplated in the Joint Proxy Statement/Prospectus, any or all of the opinions expressed herein may be inapplicable. Further, our opinions are based on (i) the Internal Revenue Code of 1986, as amended (the "Code"), (ii) Treasury Regulations, (iii) judicial precedents and (iv) administrative interpretations (including the current ruling practice of the Internal Revenue Service) as of the date hereof. If there is any subsequent change in the applicable law or regulations, or if there are subsequently any new administrative or judicial interpretations of the law or regulations, any or all of the individual opinions expressed herein may become inapplicable.

     Subject to the foregoing and to the qualifications and limitations set forth herein, and assuming that the Merger will be consummated as described in this Registration Statement and in accordance with The Merger Agreement and will be valid under applicable Kentucky law, we hereby confirm our opinion set forth under the captions "SUMMARY OF JOINT PROXY STATEMENT/PROSPECTUS -- Certain Federal Income Tax Consequences" and "The Merger-- Certain Federal Income Tax Consequences" in the Joint Proxy Statement/Prospectus, subject to the qualifications and limitations therein.


     We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Merger under any state, local or foreign law, or with respect to other areas of United States federal taxation. The foregoing opinion does not address certain federal income tax consequences applicable to special classes of taxpayers including, without limitation, non-U.S. persons, tax-exempt entities, persons who do not hold their LG&E Energy Common Stock as capital assets and persons who acquired LG&E Energy Common Stock pursuant to the exercise of options or similar derivative securities or otherwise as compensation.

     We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the federal law of the United States. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to this Registration Statement and to the use of our name in the sections entitled "SUMMARY OF JOINT PROXY STATEMENT/PROSPECTUS -- Certain Federal Income Tax Consequences" and "The Merger -- Certain Federal Income Tax Consequences" of the Joint Proxy Statement/ Prospectus.

                              Very truly yours,

                              /s/ SIMPSON THACHER & BARTLETT